Exhibit 10.1

Supplemental Agreement for Share Transfer Agreement signed on 10th October 2010 between Zhuang Heping, Chen Fajin, Xie Weizhi and Sino-Mould International Company Limited
(English translation)

Transferor:

Party A: Zhuang Heping
ID Card No.:

Party B: Chen Fajin
ID Card No.:

Party C: Xie Weizhi
ID Card No.:

Transferee:

Party D: Sino-Mould International Company Limited
Registered Address: FLAT/RM 1401 14/F, World Commerce Centre，Habour City 7-11，Canton Road，Tsimshatsui，HK
Registration No.: 52969353-000-09-10-7
Director: Lin Chin Piao                 Nationality: Hong Kong

Otherwise stated, the terms hereof shall be defined as same as it is defined in the agreement signed on 10th October 2010, hereinafter be referred to as “Agreement”.

Whereas:

Parties hereof signed the Agreement on 10th October, and in respect of mutual benefit and reciprocity, hereto make the following supplementary terms for the unaccomplished matter in the Agreement:

Articles 1 As the transferors, Party A, Party B and Party C have the right to obtain the benefit agreed in the Agreement. In addition, when the transferors satisfy the following condition, they or their designated beneficiaries have the right of disposal of 9,000 issued and fully-paid ordinary shares of Party D:

The share transfer agreed in the Agreement is approved by the Chinese government authorities.

Article 2 Parties agree that, in the process of Party D’s public listing in the US securities market, the shares   obtained   by Party D pursuant to  its Share Exchange Agreement with the US public entity shall be allotted in the following way:

1.
Prior to the listing on any US senior exchange,  at least 50% of the US public entity’s shares  that the transferors are entitled  to own pursuant to Article 1 above  shall be issued to and temporarily held by Zhongmo Investment Holdings Corp., the designated beneficiary of Party A, Party B and Party C.

2.
After Party D and its US public entity is listed on any US senior exchange, the aforesaid 50% shares shall be allotted to Mr. Zhuang Heping, Mr. Chen Fajin and Mr. Xie Weizhi with the proportion of 44%, 35% and 21% respectively.

Article 3 The supplementary agreement shall come into force after signatures by Parties hereof. When come into force, it will be an indivisible part of the Agreement and has same legal effect as the Agreement.

Article 4 The supplementary agreement is drafted in Chinese, and any translations shall be basis on the Chinese version.

Article 5 The written and printed version of the supplementary agreement shall have same legal effect when it is signed and affirmed by Parties hereof. Where amendment is made to this supplementary agreement, signatures shall be attached accordingly.

Article 6 The supplementary agreement is in sextuplicate, Parties shall hold one for each, and another two shall be kept for registration with business authorities or other uses.

Party A: Zhuang Heping	/signed/

Party B: Chen Fajin	/signed/

Party C: Xie Weizhi	/signed/

Party D:Sino-Mould International Company Limited
/signed/
12th October 2010 in Hongkong